Exhibit 99.1

Crawford & Company® 1001 Summit Blvd Atlanta, GA 30319	Media Contact: Nancy Hamlet 404.300.1918 nancy.hamlet@us.crawco.com

ROHIT VERMA NAMED CRAWFORD & COMPANY® Global Chief Operating Officer

ATLANTA (June 26, 2017) – Crawford & Company®, the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities, today announced that it has named Rohit Verma as global chief operating officer.

Verma will have strategic, financial and operational oversight for Crawford’s diverse lines of business whose services are delivered through the company’s distinct brands, including Crawford®, Broadspire®, Contractor Connection®, WeGoLook® and Garden City Group® (GCG) across Americas, Europe and Asia. His responsibilities will also include IT services.

Verma is an accomplished industry executive who most recently served as the divisional executive for the south region of Zurich North America, where he was accountable for profitable growth and market execution. In his more than ten year tenure at Zurich, Verma also served in a number of executive management positions across underwriting, finance, strategy and general management. Prior to joining Zurich, Verma was a management consultant with McKinsey & Company and Deloitte Consulting with a focus on insurance and financial services.

“Rohit is joining Crawford at an exciting time in our history as we deploy new technologies and service models that are enabling us to deliver positive outcomes for our customers and improve operating performance,” said Harsha V. Agadi, president and chief executive officer for Crawford. “During his career, Rohit has worked across three continents, Europe, Asia and North America and has demonstrated success leading global teams similar to Crawford in delivering growth.”

Verma will join the company on July 5, 2017 and will report directly to Agadi.

“Customers today are demanding distinctive services through more digital, analytic and intelligent business models and Crawford is poised to deliver those outcomes,” said Verma. “I’m excited to join Crawford and work with a very talented team who is passionate about delivering customer value across its diverse lines of businesses and geographies.”

Verma holds an undergraduate degree in computer engineering from the University of Delhi, India and a Masters from Northwestern University.

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About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities with an expansive global network serving clients in more than 70 countries. The Crawford Solution® offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers’ compensation claims and medical management, and legal settlement administration. More information is available at www.crawfordandcompany.com.